EXHIBIT 11
PG&E CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE

	Three Months Ended
	March 31,
(in millions, except share amounts)	2007	2006

Net income	$256	$214
Less: distributed earnings to common shareholders	126	114
Undistributed earnings	$130	$100
Common shareholders earnings
Basic
Distributed earnings to common shareholders	$126	$114
Undistributed earnings allocated to common shareholders	123	95
Total common shareholders earnings, basic	$249	$209
Diluted
Distributed earnings to common shareholders	$126	$114
Undistributed earnings allocated to common shareholders	123	95
Total common shareholders earnings, diluted	$249	$209
Weighted average common shares outstanding, basic	349	344
9.50% Convertible Subordinated Notes	19	19
Weighted average common shares outstanding and participating securities, basic	368	363
Weighted average common shares outstanding, basic	349	344
Employee share-based compensation and accelerated share repurchase program(1)	2	5
Weighted average common shares outstanding, diluted	351	349
9.50% Convertible Subordinated Notes	19	19
Weighted average common shares outstanding and participating securities, diluted	370	368
Net earnings per common share, basic
Distributed earnings, basic(2)	$0.36	$0.33
Undistributed earnings, basic	0.35	0.28
Total	$0.71	$0.61
Net earnings per common share, diluted
Distributed earnings, diluted	$0.36	$0.33
Undistributed earnings, diluted	0.35	0.27
Total	$0.71	$0.60

(1) Includes approximately 2.8 million shares of PG&E Corporation common stock treated as outstanding in connection with accelerated share repurchases for the three months ended March 31, 2006. The remaining shares of approximately 2 million shares relate to share-based compensation and are deemed to be outstanding per SFAS No. 128 for the purpose of calculating EPS. See Note 10 of the 2006 Annual Report.

(2)“Distributed earnings, basic” may differ from actual per share amounts paid as dividends, as the EPS computation under GAAP requires the use of the weighted average, rather than the actual number of shares outstanding.